Exhibit 99

Keithley Instruments Reports 25 Percent Sales Growth and Net Income of $4.1 Million for Second Quarter Fiscal 2010

CLEVELAND--(BUSINESS WIRE)--April 29, 2010--Keithley Instruments, Inc. (NYSE:KEI), a world leader in advanced electrical test instruments and systems, today announced financial results for its fiscal 2010 second quarter ended March 31, 2010.

Highlights

  Orders increased 42 percent from same quarter last year; orders from core instrumentation products increased approximately 25 percent from same quarter last year
  Pre-tax income of $4.6 million compared to a pre-tax loss of $10.0 million in last year’s second quarter
  Net income of $4.1 million and Earnings Per Share (EPS) of $0.26 for the second quarter of fiscal 2010

Second Quarter Fiscal 2010 Results

Keithley Instruments, Inc. posted net sales of $29.8 million and net income of $4.1 million, or $0.26 per share, for the quarter ended March 31, 2010. These results compare to net sales of $24.0 million and a net loss of $10.3 million, or $0.66 per share, in the year-ago quarter.

Net sales of $29.8 million for the second quarter of fiscal 2010 increased $5.9 million, or 25 percent from net sales of $24.0 million in last year’s second quarter, and sequentially increased $1.4 million, or five percent from the first quarter of fiscal 2010. Approximately three percentage points of the increase over the year-ago quarter was the result of a weaker U.S. dollar. Net sales outside of the Americas represented over 70 percent of total net sales for the second quarter of fiscal 2010.

During the second quarter of fiscal 2010, the Company reported pre-tax operating income of $4.6 million compared to a pre-tax operating loss of $10.1 million for the second quarter of fiscal 2009. Operating income on a non-GAAP basis was $4.9 million for the second quarter of fiscal 2010 compared to a non-GAAP operating loss of $3.3 million in the prior year’s second quarter. This reflects an $8.2 million increase in non-GAAP operating income on an increase in net sales of $5.9 million. Non-GAAP operating income increased as a result of improved gross profit on higher net sales as well as improved non-GAAP gross profit percentages, which increased to 65.8 percent for the second quarter of fiscal 2010 as compared to 56.6 percent for the second quarter of fiscal 2009. Additionally, product development and selling, general and administrative expenses declined in total by $2.1 million, or 13 percent, from the year-ago quarter. Non-GAAP operating results in fiscal 2010 exclude the reversal of certain previously-recorded restructuring costs and the financial effects of the sale of the RF product line, and non-GAAP results in fiscal 2009 exclude costs associated with the exit of a product line and restructuring costs.

“I am pleased by the results for our current fiscal quarter because, they demonstrate the value of our strategy to focus solely on our core test and measurement business as well as, the sustainable improvements we have made in our cost structure. Our operating income this quarter was well above expectations and annualized return on shareholders’ equity for fiscal 2010 is 42 percent including the gain on the sale of our RF product line, which reflects the excellent operating leverage of our new business model. We now have in place a very solid foundation which will enable us to drive greater earnings as customer demand continues to return. I am especially grateful for the dedication and excellent tactical performance of our employees as we navigated through this transition,” said Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer.

Orders of $30.8 million for the second quarter of fiscal 2010 increased $9.1 million, or 42 percent, from orders of $21.7 million for the same period in fiscal 2009. The increase from the second quarter of fiscal 2009, which had the lowest order level since the beginning of the global financial crisis, was driven by a rebound in customer demand as worldwide economic conditions continued to improve. Sequentially, orders increased $3.8 million, or 14 percent from December 31, 2009. As a percentage of total orders, those from semiconductor, research and education, precision electronics and wireless customers represented about 40 percent, 20 percent, 30 percent and five percent, respectively, for the current fiscal quarter. From a geographic perspective, orders increased across all regions in the second quarter of fiscal 2010 compared to the year-ago period, with orders from the Americas rising about 30 percent, Europe increasing 35 percent, while the strongest increase, 65 percent, came from customers in Asia. Included in orders for the second quarter of fiscal 2010 were approximately $4.0 million relating to final purchases of the S600 product line, which are expected to ship during the third and fourth quarters of this fiscal year. Orders from the Company’s core instrumentation and parametric test products which represent the ongoing business, increased 25 percent during the second quarter of fiscal 2010 from the same quarter last year.

Backlog increased to $13.5 million as of March 31, 2010, compared with $10.9 million as of December 31, 2009.

The Company recorded tax expense of $0.5 million for the second quarter of fiscal 2010, resulting in an effective tax rate of 10.3 percent. The effective tax rate is lower than the U.S. statutory rate primarily because the Company’s U.S. taxable income was offset by the use of net operating losses previously incurred. For the second quarter last year, tax expense was $0.2 million.

The Company reported net income of $4.1 million, or $0.26 per share, for the second quarter of fiscal 2010 compared to a net loss of $10.3 million, or $0.66 per share, during last year’s second quarter.

Recent Developments and New Product Update

During March 2010, the Company entered into a letter of intent to sell its Bainbridge Road, Solon, Ohio facility. The transaction is anticipated to close during June or July of 2010, and it is expected to result in estimated net proceeds of $3.5 million and an estimated pre-tax book gain of $1.6 million. Additionally, the Company incurred costs of $0.4 million in the second quarter of fiscal 2010 related to the first quarter fiscal 2010 sale of its RF product line, which resulted in a year to date pre-tax gain of $3.1 million on that transaction.

During the quarter, the Company introduced the Model 4225-PMU Ultra-Fast I-V instrument module, the latest addition to its growing range of instrumentation options for the Model 4200-SCS Semiconductor Characterization System. It integrates ultra-fast voltage waveform generation and current/voltage measurement capabilities into the Model 4200-SCS’s test environment, and allows semiconductor companies and researchers to gain further insight as they work on new materials, shrinking geometries and new devices. Its measurement capabilities make it well-suited for applications that demand both ultra-fast voltage outputs and synchronized current-voltage measurements. Unlike competitive units that require up to three separate test stands, the Model 4225-PMU is able to deliver this measurement performance within a single instrument platform.

Six Month Results

For the six months ending March 31, 2010, net sales were $58.2 million, up six percent from $55.0 million last year. Sales outside the Americas comprised over 70 percent of total sales for the first half of fiscal 2010. The effect of a weaker U.S. dollar positively impacted sales by approximately three percentage points.

During the first six months of fiscal 2010, the Company reported operating income of $11.6 million, compared to an operating loss of $12.4 million for the first six months of fiscal 2009. On a non-GAAP basis, the Company reported operating income of $8.4 million for the first six months of fiscal 2010 compared to a non-GAAP operating loss of $5.6 million for the year-ago period. This reflects an increase of $14.0 million in non-GAAP operating income on $3.2 million of higher net sales. This improvement was due to higher gross profit on higher net sales, as well as improved non-GAAP gross profit percentages, which increased to 64.4 percent for the first half of fiscal 2010 compared to 56.9 percent for the prior year period. Additionally, total product development and selling, general and administrative expenses decreased $7.8 million, or 21 percent. Non-GAAP operating results in fiscal 2010 exclude the reversal of certain previously-recorded restructuring costs and the net gain on the sale of the RF product line, and non-GAAP results in fiscal 2009 exclude costs associated with the exit of a product line and restructuring costs.

Orders of $57.8 million for the first half of fiscal 2010 increased $8.4 million, or 17 percent, from orders of $49.4 million for the same period in fiscal 2009. As a percentage of total orders, orders from the semiconductor, research and education, precision electronics and wireless customers represented approximately 35 percent, 30 percent, 25 percent and 5 percent, respectively. From a geographic perspective, orders increased across all regions during the first half of fiscal 2010 compared with the year-ago period. Orders from the Americas rose 15 percent, Europe increased five percent, with the strongest increase, 30 percent, coming from customers in Asia. Included in semiconductor orders for the first half of fiscal 2010 are approximately $5.0 million relating to final purchases of the S600 product line.

The Company recorded tax expense of $1.4 million for the first half of fiscal 2010, an effective rate of 12.4 percent. This compared to tax expense of $30.5 million for the first half of fiscal 2009, which included a charge of $30.0 million recorded in the first quarter of fiscal 2009 to fully reserve the Company’s U.S. deferred tax assets.

Net income for the first half of fiscal 2010 was $10.2 million, or $0.64 per share, compared to a net loss of $42.6 million, or $2.73 per share, in the same period last year.

Balance Sheet and Cash Flow

Cash and short-term investments were $39.8 million at March 31, 2010, an increase of $4.3 million from December 31, 2009 and an $11.2 million increase from year-ago levels.

The Company generated $4.6 million in cash from operations during the second quarter and $6.1 million during the first half of fiscal 2010. Total debt was $0.1 million at March 31, 2010, compared with zero as of December 31, 2009. Inventory of $8.3 million increased $0.5 million during the second quarter of fiscal 2010, but decreased $4.1 million from prior year levels. Inventory turns were 5.2 at March 31, 2010, versus 2.6 a year ago. Trade receivables were $13.4 million, up $1.7 million from December 31, 2009 and $2.3 million from year-ago levels. Days sales outstanding were 39 at March 31, 2010, compared to 40 days a year ago and also at December 31, 2009.

Cost Structure Changes

As a result of improved financial performance, the Company incurred additional costs during the second quarter of fiscal 2010. As previously disclosed, the Company restored employee compensation to full levels beginning January 1, 2010. Also during the second quarter, 401(k) matching was restored retroactive to January 1, 2010, and variable costs for both annual and long-term incentive plans were recorded. In total, these items increased expenses by approximately $2.0 million on a sequential basis.

Operations Outlook

“I am encouraged that instrumentation orders for this quarter marked the fourth consecutive sequential increase since the low point reached in March 2009. The global electronics industry appears to be recovering faster than other industries led by increased demand for consumer electronics, automotive electronics and capital equipment spending by companies for computer hardware and software. We are cautiously optimistic as we continue to have low visibility to demand; however, given our current cost structure and the modest but steady improvement in markets we serve, we are well-positioned to generate improved earnings performance as net sales increase,” stated Keithley.

Based upon current expectations, the Company is estimating net sales for the third quarter of fiscal 2010, which will end June 30, 2010, to range between $27 and $30 million. It is estimating gross margins to exceed 60 percent, but to be lower than second quarter levels. Gross margins will fluctuate depending upon geography and product mix and foreign currency rates. Additionally, the Company anticipates selling, general and administrative and product development expenses to be similar to second quarter levels. Management anticipates the pre-tax return on sales percentage to range from the high single digits to low teens for the low and high ends of the sales range, respectively. The Company expects the effective tax rate for the remainder of fiscal 2010 to range in the low teens, depending upon the level of pre-tax earnings.

Use of Non-GAAP Financial Measures

Non-GAAP gross profits and non-GAAP operating income (loss) are “non-GAAP” financial measures. The tables included in this release contain a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures. Neither non-GAAP measure is a measurement of financial performance under GAAP and should not be considered as an alternative to gross profit, operating income (loss) or other measures of performance determined in accordance with GAAP. The Company also discloses percentages of sales for these non-GAAP measures.

Non-GAAP gross profits and non-GAAP operating income (loss) reflect an additional way of viewing aspects of the Company’s business, and when viewed with and reconciled to the corresponding GAAP measures, Management believes they provide a more complete understanding of the Company’s results and help identify trends in the Company’s business. A general limitation of these non-GAAP measures is that use of these measures (as compared to the related GAAP measures) may reduce comparability with other companies that may calculate similar non-GAAP measures differently.

Forward Looking Statements

Statements in the “Second Quarter Fiscal 2010 Results” and “Operations Outlook” section of this release that are not historical facts, including those relating to sales, earnings, costs and tax rates are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets including the ability of the Company’s customers to access credit and the Company’s risk to cash and short-term investments that are not backed by a government agency; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the ability of the Company to effectively sell to its customers as a result of a reduction in force and a refocus of the Company’s field sales organization; the effect of the divestiture of the RF product line on customer relationships and the Company’s ongoing product line; the estimated costs relating to the sale being more or less significant than expected; the timing of large orders from customers or canceling of orders in backlog; timing of recognizing shipments as revenue; changes in product and sales mix, and the related effects on gross margins; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the impact of the Company’s fixed costs in a period of stabilizing sales; the Company’s ability to adapt its production capacities to rapidly changing market conditions; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to implement and realize the benefits of planned cost savings without adversely affecting the Company’s product development programs and strategic initiatives; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; changes in the fair value of the Company’s investments; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; potential changes in pension plan assumptions; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; government actions which impact worldwide trade; the ability of the Company to maintain compliance with the New York Stock Exchange’s continued listing standards; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the SEC. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company undertakes no obligation to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, April 29, 2010, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,
	2010		2009		2010		2009
NET SALES	$29,846	100.0%	$23,961	100.0%	$58,243	100.0%	$55,031	100.0%
Cost of goods sold	10,200	34.2	10,409	43.4	20,716	35.6	23,704	43.1
Inventory writedowns and
accelerated depreciation
for exit of product line	-	0.0	2,540	10.6	-	0.0	2,540	4.6

Gross profit	19,646	65.8	11,012	46.0	37,527	64.4	28,787	52.3

Selling, general and
administrative expenses	11,945	40.0	12,259	51.2	23,213	39.8	26,274	47.7
Product development expenses	2,804	9.4	4,633	19.3	5,934	10.2	10,686	19.4
Expenses associated with (gain on)
sale of RF product line	407	1.4	-	0.0	(3,086)	(5.3)	-	0.0
Restructuring (income) charges	(104)	(0.4)	4,205	17.6	(134)	(0.2)	4,202	7.7

Operating income (loss)	4,594	15.4	(10,085)	(42.1)	11,600	19.9	(12,375)	(22.5)

Investment income	19	0.0	57	0.2	44	0.1	232	0.4
Interest expense	(6)	(0.0)	(8)	(0.0)	(8)	(0.0)	(28)	(0.0)

Income (loss) before income taxes	4,607	15.4%	(10,036)	(41.9)	11,636	20.0	(12,171)	(22.1)

Income tax expense	475	1.6	243	1.0	1,447	2.5	30,467	55.4

NET INCOME (LOSS)	$4,132	13.8%	$(10,279)	(42.9)%	10,189	17.5%	$(42,638)	(77.5)%

Basic income (loss) per share	$0.26		$(0.66)		$0.65		$(2.73)
Diluted income (loss) per share	$0.26		$(0.66)		$0.64		$(2.73)

Cash dividends per Common Share	$.0125		$.0375		$.025		$.075
Cash dividends per Class B
Common Share	$.010		$.030		$.020		$.060

Weighted average number of shares
outstanding (000s) – Diluted	16,058		15,616		15,964		15,613

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	March 31, 2010	September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$38,024	$24,114
Restricted cash	534	569
Short-term investments	1,260	759
Accounts receivable and other, net of allowances	14,167	12,204
Inventory	8,340	9,937
Assets held for sale	1,716	-
Other current assets	2,035	2,056

Total current assets	66,076	49,639

Property, plant and equipment, net	6,231	11,100
Other assets	10,982	12,363

Total assets	$83,289	$73,102

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$114	$--
Accounts payable	4,876	4,916
Other current liabilities	12,063	12,194

Total current liabilities	17,053	17,110

Long-term debt	--	--
Other long-term liabilities	19,447	19,382

Shareholders' equity	46,789	36,610

Total liabilities and shareholders' equity	$83,289	$73,102

KEITHLEY INSTRUMENTS, INC.
RECONCILIATION OF REPORTED GAAP RESULTS TO NON-GAAP FINANCIAL MEASURES
(In Thousands of Dollars)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,
	2010		2009		2010		2009
Net Sales	$29,846	100.0%	$23,961	100.0%	$58,243	100.0%	$55,031	100.0%

GAAP gross profit	$19,646	65.8%	$11,012	46.0%	$37,527	64.4%	$28,787	52.3%
Non-GAAP adjustment:
Inventory writedowns and
accelerated depreciation
for exit of product line	-	0.0	2,540	10.6	-	0.0	2,540	4.6
Non-GAAP gross profit	$19,646	65.8%	$13,552	56.6%	$37,527	64.4%	$31,327	56.9%

GAAP operating income (loss)	$4,594	15.4%	$(10,085)	(42.1)%	$11,600	19.9%	$(12,375)	(22.5)%
Non-GAAP adjustments:
Inventory writedowns and
accelerated depreciation
for exit of product line	-	0.0	2,540	10.6	-	0.0	2,540	4.6
Restructuring (income) charges	(104)	(0.4)	4,205	17.6	(134)	(0.2)	4,202	7.7
Expenses associated with
(gain on) sale of RF product line	407	1.4	-	0.0	(3,086)	(5.3)	-	0.0

Non-GAAP operating income (loss)	$4,897	16.4%	$(3,340)	(13.9)%	$8,380	14.4%	$(5,633)	(10.2)%

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Senior Vice President and Chief Financial Officer
Fax: 440-248-6168
http://www.keithley.com